EXHIBIT 99.4
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

The following tables set forth unaudited pro forma condensed consolidated financial information of Berry Plastics Group Inc. ("Berry" or the "Company") as of and for the year ended September 26, 2015 (“fiscal 2015”) and have been derived by application of pro forma adjustments to our audited historical consolidated financial statements.

The unaudited pro forma condensed consolidated balance sheet gives effect to the acquisition of all of the equity (the "Avintiv Transaction") of AVINTIV Inc. ("Avintiv") as if it had occurred on September 26, 2015.

The unaudited pro forma condensed consolidated statements of operations give effect to the Avintiv Transaction as if it had occurred on the first day of the applicable period.  The results of the Providência and Dounor acquisitions (as described in accompanying historical financial statements of Avintiv) have been included in Avintiv’s operations since June 11, 2014 and March 25, 2015, respectively.  However, no pro forma adjustments have been made with respect to their operations prior to the date of acquisition by Avintiv as these acquisitions were not considered significant under Regulation S-X.

The unaudited pro forma condensed consolidated financial information includes adjustments directly attributable to the Avintiv Transaction that are expected to have a continuing impact on us. The pro forma adjustments are described in the notes accompanying the unaudited pro forma condensed consolidated financial information. The pro forma adjustments are based upon available information and certain assumptions we believe are reasonable. The unaudited pro forma condensed consolidated financial information should be read in connection with (i) Berry’s audited consolidated financial statements, and the related notes thereto, and the risk factors set forth in Berry’s Annual Report on Form 10-K for the year ended September 27, 2015, (ii) Avintiv’s consolidated financial statements as of and for the years ended December 31, 2014 and December 28, 2013 included with this Form 8-K/A, and (iii) Avintiv’s unaudited consolidated financial statements as of and for nine months ended September 30, 2015 and September 27, 2014  included with this Form 8-K/A.

    The Avintiv Transaction will be accounted for using the purchase method of accounting. Avintiv was acquired by Berry on October 1, 2015. The purchase accounting allocations in the Avintiv Transaction will be determined at a later date and depend on a number of factors, including the final valuation of our tangible and identifiable intangible assets acquired and liabilities assumed in the Avintiv Transaction. The actual fair values of Avintiv’s assets acquired, liabilities assumed and resulting goodwill may differ significantly from the adjustments set forth in the unaudited pro forma condensed combined financials fair value analysis.

The unaudited pro forma condensed consolidated financial information does not purport to represent what our results of operations and financial condition would have been had the Avintiv Transaction actually occurred as of the dates indicated, nor does it project our results of operations for any future period or our financial condition at any future date.

Berry Plastics Group, Inc.
Unaudited Pro Forma Condensed Consolidated Balance Sheet
As of September 26, 2015
($ in millions)

	Berry Historical	Avintiv Historical		Pro Forma Adjustments Transaction Financings				Pro Forma
Cash	$228	$194		$(2,456	) (a)	$2,451	(h)	$417
Accounts receivable, net	434	235		—		—		669
Inventory	522	141		13	(b)	—		676
Deferred income taxes	162	13		3	(c)	—		178
Prepaid expenses and other current assets	37	82		—		—		119
Total current assets	1,383	665		(2,440)		2,451		2,059
Property, plant and equipment, net	1,294	811		158	(d)	—		2,263
Goodwill, intangible assets, and deferred costs	2,349	373		1,012	(e)	—		3,734
Other assets	2	45		—		—		47
Total assets	$5,028	$1,894		$(1,270)		$2,451		$8,103
Accounts payable	$330	$262		$—		$—		592
Accrued expenses and other current liabilities	338	28		—		—		366
Current portion of long-term debt	37	62		(10	)(f)	21	(f)	110
Total current liabilities	705	352		(10)		21		1,068
Long-term debt	3,648	1,484		(1,483	)(f)	2,441	(f)	6,090
Deferred income taxes	387	58		69	(c)	—		514
Other long-term liabilities	341	91		—		—		432
Redeemable non-controlling interest	12	63	(i)	—		—		75
Stockholders’ equity	(65)	(154)		154	(g)	(11	)(h)	(76)

Total liabilities and equity	$5,028	$1,894		$(1,270)		$2,451		$8,103

Berry Plastics Group, Inc.
Unaudited Pro Forma Condensed Consolidated Statement of Operations
Fiscal Year Ended September 26, 2015
($ in millions)

	Berry Historical	Avintiv Historical(1)(2)	Pro Forma Adjustments(3)(4) Transaction Financings				Pro Forma
Net sales	$4,881	$1,859	$—		$—		$6,740
Cost of goods sold	4,012	1,455	5	(j)	—		5,472
Selling, general and administrative	357	281	(5	) (k)	—		633
Restructuring and impairment	13	3	—		—		16
Amortization of intangibles	91	13	46	(l)	—		150
Operating income (loss)	408	107	(46)		—		469
Interest expense, net	191	111	(107	) (m)	114	(m)	309
Foreign currency and other, net	1	102	—		—		103
Debt extinguishment	94	13	—		—		107
Income (loss) before income taxes	122	(119)	61		(114)		(50)
Income tax expense (benefit)	36	24	(32	) (n)	(40	) (n)	(12)
Consolidated net income (loss)	86	(143)	93		(74)		(38)
Income (loss) attributed to non-controlling interests	—	1	—		—		1
Net income (loss) attributed to the Company	$86	$(144)	$93		$(74)		$(39)

NOTES TO THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Description of Transaction

On July 30, 2015, the Company entered into a definitive agreement to acquire Avintiv for a purchase price of $2.45 billion in cash on a debt-free, cash-free basis.  Avintiv is one of the world’s leading developers, producers, and marketers of nonwoven specialty materials used in hygiene, infection prevention, personal care, and high-performance solutions.

Basis of Presentation

The unaudited pro forma condensed combined financial information was prepared using the purchase method of accounting and was based on the historical financial statements of the Company and Avintiv and has been prepared to illustrate the effects of the Transaction and related financings as if they occurred on the first date of the period presented.  The results of the Providência and Dounor acquisitions have been included in operations since June 11, 2014 and March 25, 2015, respectively.  However, no pro forma adjustments have been made with respect to their operations prior to the date of acquisition by Avintiv as these acquisitions were not considered significant per Regulation S-X.

The purchase method of accounting uses fair value concepts for purposes of measuring the estimated fair value, where applicable, of the assets acquired and the liabilities assumed as reflected in the unaudited pro forma condensed combined financial information, the Company has applied the guidance in ASC 820, Fair Value Measurements and Disclosures (“ASC 820”), which establishes a framework for measuring fair value. In accordance with ASC 820, fair value is an exit price and is defined as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” Under ASC 805, acquisition-related transaction costs and acquisition-related restructuring charges are not included as components of consideration transferred but are accounted for as expenses in the period in which the costs are incurred.

 Accounting Policies

Upon consummation of the Avintiv Transaction, the Company will review Avintiv’s accounting policies. As a result of that review, the Company may identify differences between the accounting policies of the two companies that, when conformed, could have a material impact on the condensed consolidated financial statements. At this time, the Company is not aware of any differences that would have a material impact on the condensed consolidated financial statements. The unaudited pro forma condensed consolidated financial statements do not assume any differences in accounting policies unless otherwise noted.

Balance Sheet

(a)	This adjustment reflects the estimated net purchase price of the Avintiv Transaction, as calculated below.

Purchase Price	$2,450
Plus: Cash	194
Less: Waynesboro operating lease buyout	(33)
Less: Completion of Providência tender offer	(71)
Less: Working capital adjustment	(12)
Less: Capital expenditure adjustment	(19)
Less: Historical debt assumed	(53)
Purchase Price, net	$2,456

(b)	This adjustment relates to the step-up of inventory to fair value based on our preliminary valuation analysis.

(c)
This adjustment reflects the deferred tax impact from recording the preliminary valuation adjustments listed below, partially offset by the release of federal valuation allowances based on the combined company’s domestic tax position.

	Current	Long term	Total
Intangible preliminary purchase price allocation	$—	$586	$586
Less: Avintiv historical intangible balance	—	(173)	(173)
Inventory step-up to preliminary fair value	13	—	13
Write up of fixed assets to preliminary fair value	—	158	158
	13	571	584
Assumed tax rate	35%	35%	35%
Deferred tax impact from preliminary valuation analysis	4	200	204
Release of federal valuation allowance based on combined company tax position	(7)	(131)	(138)
Net Deferred tax (benefit) adjustment	$(3)	$69	$66

(d)	This adjustment relates to the write up of fixed assets to fair value based on our preliminary valuation analysis.

(e)
This adjustment reflects our allocation of the excess of the proceeds over the net assets acquired to goodwill and estimated intangible assets ($586 million) based on our preliminary valuation analysis.  The final purchase price allocation may differ significantly from the preliminary valuation analysis.  Accordingly, the allocation described below is subject to change.

Purchase Price	$2,450
Plus: estimated Purchase Price adjustments	6
Plus: liabilities assumed	555
Less: historical basis of assets	(1,894)
Plus: deferred tax impact of recording the preliminary valuation analysis adjustments partially offset by the net deferred tax impact from releasing of federal valuation allowances	66
Less: inventory (b) and fixed asset (d) adjustments detailed above	(171)
Goodwill and intangible assets adjustment	$1,012

(f)
This adjustment reflects the incurrence of the debt to finance the Avintiv Transaction and repayment of historical Avintiv debt less Capital leases and other debt assumed as part of the Avintiv Transaction.

Second Priority Notes offered hereby, net discount	$393
Term Loan, net discount	2,069
Net debt incurred to finance Avintiv Transaction	$2,462
Historical debt, including current portion	$1,546
Less: rollover of Avintiv historical Capital leases and other	(53)
Net debt repaid, including current portion	$1,493

(g)	This adjustment reflects the elimination of Avintiv’s historical equity.
(h)	This adjustment represents cash, net of estimated fees, expected to be received as a result of the proposed financing.

Net debt incurred to finance Avintiv Transaction	$2,462
Estimated fees, expense	(11)
Net financing cash	$2,451

(i)
The outstanding mandatory tender offer for the remaining shares of Providência, which was previously expected to be completed prior to close, was still open as of the closing date. Providência initiated the tender offer and redeemed more than 95% of the majority of shareholders in October 2015 for approximately $65 million. The Company expects the offer to be completed sometime during the first fiscal quarter of 2016.

Income Statement

(1)	The statement of operations for the periods presented have been derived from the audited and unaudited historical financial statements of Avintiv, as calculated below.

	(A)	(B)	(C)	= A + B - C
	Nine Months Ended September 30, 2015	Year Ended December 31, 2014	Nine Months Ended September 27, 2014	Year Ended September 30, 2015
Net sales	$1,359	$1,860	$1,360	$1,859
Cost of goods sold	1,053	1,527	1,119	1,461
Selling, general and administrative	195	254	185	264
Special charges	24	59	48	35
Other expenses	(7)	2	3	(8)
Operating income (loss)	94	18	5	107
Interest expense, net	82	96	67	111
Foreign currency and other, net	87	27	12	102
Debt extinguishment	13	16	16	13
Income (loss) before income taxes	(88)	(121)	(90)	(119)
Income tax expense (benefit)	24	(2)	(2)	24
Consolidated net income (loss)	(112)	(119)	(88)	(143)
Income (loss) attributed to non-controlling interests	1	(4)	(4)	1
Net income (loss) attributed to the Company	$(113)	$(115)	$(84)	$(144)

(2)	Avintiv historical financial statements include the below reclasses in order to more accurately reflect the results in accordance with the Company’s presentation.

Year ended September 26, 2015	Avintiv Reported	Amortization	Special Charges	Other Expenses	Avintiv Historical
Cost of goods sold	1,461	—	—	(6)	1,455
Selling, general and administrative	264	(13)	32	(2)	281
Special charges	35	—	(35)	—	—
Other expenses	(8)	—	—	8	—
Restructuring and impairment	—	—	3	—	3
Amortization of intangibles	—	13	—	—	13

(3)
The Avintiv Transaction is being accounted for using the purchase method of accounting. The purchase accounting allocations in the Avintiv Transaction will be finalized at a later date and depend on a number of factors, including the final valuation of our tangible and identifiable intangible assets acquired and liabilities assumed in the Avintiv Transaction. Final valuation adjustments will likely include increases in the allocations of purchase price tangible and intangible assets which will result in increases to depreciation and amortization, which may be material.  The Company has estimated the fair value of inventory and fixed asset and has allocated a portion of the excess purchase price to intangible assets based on our preliminary valuation analysis.  A change in fixed assets by $10 million would result in a change in depreciation expense of $1 million assuming an average useful life of nine years for fixed assets. A change in intangible assets by $10 million would result in a change in amortization expense of $1 million assuming an average useful life of ten years for intangible assets.

(4)
The pro forma adjustments presented below only adjust the Avintiv Transaction. Providência and Dounor acquisitions which were acquired by Avintiv on June 11, 2014 and March 25, 2015, respectively and the related financing to fund the acquisitions have been included from the date of acquisition. The Company has not made any pro-forma adjustments with respect to their operations prior to the date of acquisition by Avintiv for these acquisitions as they are not material to our results.

(j)
This adjustment relates to the increase in depreciation that would result from a $158 million write-up of tangible assets based on our preliminary valuation analysis. Given the projected depreciation on the adjusted assets, depreciation expense would have increased by $5 million for the year ended September 26, 2015.

(k)	This adjustment relates to the management fees paid to sponsors by Avintiv that would not be payable under Berry.

(l)
This adjustment relates to the incremental amortization that would result from $586 million being allocated to intangible assets based on our preliminary valuation analysis. Given an estimated useful life of ten years, amortization expense would have increased by $46 million for the year ended September 26, 2015.

(m)	These adjustments represents the elimination of the historical interest expense of Avintiv and the new pro forma interest expense related to the Avintiv Transaction. The adjustment is as follows:

Fiscal 2015
Eliminate historical interest expense	$(107)
Eliminate historical interest expense	$(107)
Second Priority Notes	24
Incremental Term Loan	84
Amortization of deferred financing fees and discount	6

$7

(n)	Reflects the tax expense (benefit) impact of pro forma adjustments at a statutory rate of 35%.